FOR IMMEDIATE RELEASE
For more information contact:
K.M. Hoveland, President/CEO
Dustin Luton, Chief Financial Officer
(626) 339-9663

K-FED BANCORP ANNOUNCES YEAR END EARNINGS

Covina, CA – August 27, 2010. K-Fed Bancorp (NASDAQ: KFED) (the Company), the parent company of Kaiser Federal Bank (the Bank), reported net income of $3.3 million, or $0.26 per diluted share for the year ended June 30, 2010. This compares to net income of $4.7 million, or $0.36 per diluted share for the year ended June 30, 2009.  The decrease in net income primarily resulted from an increase in the provision for loan losses, partially offset by an increase in net interest income.

While delinquency ratios have increased, the Company continued its disciplined lending practices including strict adherence to a long standing regimented credit culture that emphasizes the consistent application of underwriting standards to all loans.  At June 30, 2010, $208.8 million, or 62.2% of the one-to-four family residential mortgage loan portfolio was serviced by others.  Due to a number of factors, including the high rate of loan delinquencies, the Company believes the loan servicers have not vigorously pursued collection efforts and in certain circumstances foreclose on properties in a timely manner.  The Company has attempted to exercise its rights under servicing agreements to have the loan servicing returned in order to aggressively resolve the delinquency status of these loans. The Company has been unsuccessful in negotiating the transfer of these servicing rights and is currently pursuing legal action.

Delinquent loans 60 days or more totaled $17.6 million or 2.28% of total loans and non-performing assets totaled $32.8 million or 3.79% of total assets at June 30, 2010. Delinquent loans 60 days or more totaled $8.5 million or 1.13% of total loans and non-performing assets totaled $9.4 million or 1.05% of totaled assets at June 30, 2009. The Bank continues to work with responsible borrowers to keep their properties and as a result has restructured $16.0 million in mortgage loans of which $12.8 million are performing according to their revised contractual terms at June 30, 2010. This compares to $2.1 million in restructured loans at June 30, 2009.

Also included in non-accrual loans at June 30, 2010 were five multi-family residential loans totaling $3.9 million and one commercial real estate loan totaling $2.7 million. There was one multi-family loan totaling $235,000 and no commercial real estate loans on non-accrual at June 30, 2009.

Provision for loan losses increased to $9.9 million for the year ended June 30, 2010 compared to $2.6 million for the year ended June 30, 2009. The increase in the provision for loan losses was primarily attributable to an increase in real estate loan delinquencies and loan restructurings during the year ended June 30, 2010.

Net interest margin increased to 3.18% for the year ended June 30, 2010 from 2.71% for the year ended June 30, 2009. The increases in the net interest margin reflected a significant reduction in the cost of funds as a result of the low interest rate environment and repayment of $70.0 million in higher costing Federal Home Loan Bank (FHLB) advances.

Total assets decreased to $866.8 million at June 30, 2010 from $895.1 million at June 30, 2009 due primarily to a decrease in cash and cash equivalents used to repay borrowings.  During fiscal 2010 the Company repaid $70.0 million in FHLB advances and returned $25.0 million in State of California time deposits.  The repayment of FHLB advances and State of California time deposits was funded with cash available at the beginning of the year as well as liquidity available through deposit growth.

Total deposits increased $64.5 million to $630.7 million at June 30, 2010 as compared to $566.2 million at June 30, 2009.  The change was comprised of increases of $47.4 million in certificates of deposit, $5.2 million in checking and savings balances and $11.9 million in money market balances.  The increase in certificate of deposit accounts was a result of promotions for these types of accounts as well as an increase in non-promotional individual retirement account balances. Checking and savings balances as well as money market accounts have steadily increased throughout the year.

Total stockholders’ equity, represented 10.93% of total assets and increased to $94.7 million at June 30, 2010 from $92.6 million at June 30, 2009.  Currently, the Bank meets all regulatory capital requirements established by the Office of Thrift Supervision in order to be classified as a “well-capitalized” bank.

As was previously announced the Company’s board of directors has adopted a Plan of Conversion and Reorganization and the Company is proceeding through the regulatory process. The second-step conversion is subject to Office of Thrift Supervision, member and stockholder approval.  The Company currently anticipates completing the second-step conversion and offering in the fourth calendar quarter of this year.

Except for the historical information contained in this press release, the matters discussed may be deemed to be forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995, that involve risks and uncertainties.  Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They often include words like “believe,” “expect,” “anticipate,” “estimate” and “intend” or future or conditional verbs such as “will,” “would,” “should,” “could” or “may.” Certain factors that could cause actual results to differ materially from expected results include, changes in the interest rate environment, changes in general economic conditions, legislative and regulatory changes that adversely affect the business of K-Fed Bancorp and Kaiser Federal Bank, demand for loans, the future earnings and capital levels of Kaiser Federal Bank, which would affect the ability of K-Fed Bancorp to pay dividends in accordance with its dividend policies, competition, and other risks detailed from time to time in K-Fed Bancorp’s Securities and Exchange Commission reports.  Actual strategies and results in future periods may differ materially from those currently expected.  We caution readers not to place undue reliance on forward-looking statements. The Company disclaims any obligation to revise or update any forward-looking statements contained in this release to reflect future events or developments.

K-FED BANCORP
Selected Financial Data and Ratios (Unaudited)
June 30, 2010
 (Dollars in thousands, except per share data)

Selected Financial Condition Data and Ratios:	June 30, 2010	June 30, 2009
Total assets	$866,802	$895,097
Gross loans receivable	771,294	751,461
Allowance for loan losses	(13,309)	(4,586)
Cash and cash equivalents	39,560	73,705
Total deposits	630,694	566,193
Borrowings	137,000	207,004
State of California time deposits	—	25,000
Total stockholders’ equity	$94,705	$92,558

Asset Quality Ratios:
Equity to total assets	10.93%	10.34%
Delinquent loans 60 days or more to total loans	2.28%	1.13%
Non-performing loans to total loans	4.08%	1.18%
Non-performing assets to total assets	3.79%	1.05%
Net charge-offs to average loans outstanding	0.15%	0.16%
Allowance for loan losses to total loans	1.73%	0.61%
Allowance for loan losses to non-performing loans	42.32%	51.69%

Selected Operating Data and Ratios:	Twelve Months Ended June 30,
	2010	2009
Interest income	$45,014	$45,173
Interest expense	(18,088)	(22,883)
Net interest income	26,926	22,290
Provision for loan losses	(9,867)	(2,586)
Net interest income after provision for loan losses	17,059	19,704
Noninterest income	4,689	4,549
Noninterest expense	(17,022)	(16,749)
Income before income tax expense	4,726	7,504
Income tax expense	(1,386)	(2,755)
Net income	$3,340	$4,749

Net income per share – basic and diluted	$0.26	$0.36
Return on average assets	0.38%	0.55%
Return on average equity	3.58%	5.21%
Net interest margin	3.18%	2.71%
Efficiency ratio	53.84%	62.41%

K-FED BANCORP
Selected Financial Data and Ratios (Unaudited)
June 30, 2010
 (Dollars in thousands)

	At June 30,	At June 30,
Non-accrual loans:	2010	2009
Real estate loans:
One-to-four family	$15,561	$6,766
Multi-family residential	2,786	—
Commercial	—	—
Other loans:
Automobile	—	—
Home equity	63	—
Other	4	11
Troubled debt restructurings:
One-to-four family	9,193	1,859
Multi-family residential	1,179	235
Commercial	2,665	—
Total non-accrual loans	31,451	8,871

Real estate owned and repossessed assets:
Real estate:
One-to-four family	1,373	496
Multi-family residential	—	—
Commercial	—	—
Other:
Automobile	—	3
Home equity	—	—
Other	—	—
Total real estate owned and repossessed assets	1,373	499
Total non-performing assets	$32,824	$9,370

	Loans Delinquent :
	60-89 Days		90 Days or More		Total Delinquent Loans
	Number of Loans	Amount	Number of Loans	Amount	Number of Loans	Amount
Delinquent Loans:
At June 30, 2010
Real estate loans:
One-to-four family	3	$1,297	33	$13,373	36	$14,670
Multi-family residential	—	—	2	2,786	2	2,786
Commercial	—	—	—	—	—	—
Other loans:
Automobile	4	35	—	—	4	35
Home equity	—	—	1	63	1	63
Other	—	—	2	4	2	4
Total loans	7	$1,332	38	$16,226	45	$17,558

At June 30, 2009
Real estate loans:
One-to-four family	6	$2,212	14	$6,220	20	$8,432
Multi-family residential	—	—	—	—	—	—
Commercial	—	—	—	—	—	—
Other loans:
Automobile	3	16	—	—	3	16
Home equity	—	—	—	—	—	—
Other	11	16	6	11	17	27
Total loans	20	$2,244	20	$6,231	40	$8,475